Exhibit 99.2

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES

FORMATION OF NEW HOLDING COMPANY TO CREATE MORE EFFICIENT CORPORATE STRUCTURE

TOANO, VA, January 4, 2010 – Lumber Liquidators (NYSE: LL) announced that effective December 31, 2009, it has reorganized by creating a new holding company structure. The primary purpose of the reorganization was to create a more efficient corporate structure that provides flexibility, risk mitigation, enhanced compensation and benefit structuring, and other benefits. The business operations of the company and its subsidiaries will not change as a result of the reorganization.

As part of the holding company reorganization, a new parent company named Lumber Liquidators Holdings, Inc. was formed. Outstanding shares of the capital stock of the former parent company, which was named Lumber Liquidators, Inc., were automatically converted, on a share for share basis, into identical shares of common stock of the new holding company. Lumber Liquidators intends to mail instructions to stockholders regarding the process for exchanging their old stock certificates.

The certificate of incorporation, the bylaws, the executive officers and the board of directors of the new holding company are the same as those of the former Lumber Liquidators, Inc. in effect immediately prior to the reorganization. The common stock of the new holding company will continue to be listed on the New York Stock Exchange under the symbol “LL.” The rights, privileges and interests of the company’s stockholders will remain the same with respect to the new holding company.

Additional information can be found in the Form 8-K which will be filed today with the Securities Exchange Commission.

About Lumber Liquidators Holdings, Inc.

Lumber Liquidators is the largest specialty retailer of hardwood flooring in the United States. With more than 185 stores and 150 varieties of flooring, including solid and engineered hardwood, bamboo, cork and laminate, and featuring premier brands such as Bellawood (which features a 50-year warranty), Dream Home, Schön, Virginia Mill Works, and Morning Star, Lumber Liquidators has one of the most extensive selections of prefinished and unfinished hardwood flooring in the industry. Its hardwood line is made up of more than 25 domestic and exotic wood species in both prefinished and unfinished brands of various lengths and widths.

While keeping costs down is part of its philosophy, Lumber Liquidators is also committed to offering high-quality, name-brand products that it stands behind with confidence.

Forward-Looking Statements

This press release and accompanying financial tables may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act. These statements are based on currently available information as of the date of such statements and are subject to risks and uncertainties that may cause actual results to differ. Lumber Liquidators specifically disclaims any obligation to update these statements which speak only as of their respective dates, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in Lumber Liquidators’s most recent periodic filings with the Securities and Exchange Commission.

For further information contact:

Lumber Liquidators	FD
Daniel Terrell/Ashleigh McDermott	Leigh Parrish/Jessica Greenberger
Tel: 757.566.7512	Tel. 212.850.5600